LIONBRIDGE ANNOUNCES SHARE REPURCHASE PROGRAM

WALTHAM, Mass. – November 07, 2012 — Lionbridge Technologies, Inc. (Nasdaq: LIOX) today announced that its Board of Directors has authorized a share repurchase program allowing the Company to repurchase up to $18 million of the Company’s common stock.

“Today’s announcement regarding our share-repurchase program underscores our commitment to increase shareholder value and our fundamental belief in the long-term success of Lionbridge,” said Rory Cowan, chief executive officer. “With growing recurring revenue streams across end markets, increasing demand for our technology-enabled services and a highly-efficient cost platform, we believe Lionbridge is well positioned to take advantage of market opportunities, accelerate our revenue and earnings growth.”

Under the program, the Company’s common stock may be purchased through a combination of a 10b5-1 automatic trading plan and discretionary purchases on the open market, through block trades or in privately negotiated transactions as permitted under Securities Exchange Act of 1934 Rule 10b-18 . The amount of shares purchased and the timing of the purchases will depend on a number of factors, including trading price, trading volume and general market conditions, as well as on working capital requirements, general business conditions and other factors, including alternative investment opportunities.

About Lionbridge
Lionbridge (Nasdaq LIOX) enables more than 800 world-leading brands to increase international market share, speed adoption of products and effectively engage their customers in local markets worldwide. Using our innovative cloud technology platforms and our global crowd of more than 100,000 professional cloud workers, we provide translation, online marketing, global content management and application testing solutions that ensure global brand consistency, local relevancy and technical usability across all touch points of the customer lifecycle. Based in Waltham, Mass., Lionbridge maintains solution centers in 26 countries. To learn more, visit http://www.lionbridge.com.

Forward-Looking Statements Statements made in this press release regarding the Company’s share repurchase program, expected customer demand for the Company’s technologies, products and services, and future revenue and earnings performance are forward-looking statements. These statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Among other things, sufficient shares may not be available at appropriate prices, alternative uses may develop for the Company’s funds, and market and other conditions may change. In addition, anticipated customer demand for the Company’s products and services may change due to changing customer strategies or priorities, competing technologies or services, or other external business or economic conditions. These forward-looking statements reflect management’s current views and Lionbridge does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date hereof except as required by law. Lionbridge’s actual experiences, actions, financial and operating results may differ materially from those discussed in the forward-looking statements. For a more detailed description of the risk factors associated with Lionbridge, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and subsequent filings with the SEC (copies of which may be accessed through the SEC’s website at http://www.sec.gov

Contact
Sara Buda
Lionbridge Technologies, Inc.
(781) 434-6190
sara.buda@lionbridge.com